FILED PURSUANT TO RULE 424 (B) (3) REGISTRATION NO: 333-85848

WELLS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 14 DATED JANUARY 10, 2004 TO THE PROSPECTUS

DATED JULY 26, 2002

This document supplements, and should be read in conjunction with, the prospectus of Wells Real Estate Investment Trust, Inc. dated July 26, 2002, as supplemented and amended by Supplement No. 1 dated August 14, 2002, Supplement No. 2 dated August 29, 2002, Supplement No. 3 dated October 25, 2002, Supplement No. 4 dated December 10, 2002, Supplement No. 5 dated January 15, 2003, Supplement No. 6 dated April 14, 2003, Supplement No. 7 dated May 15, 2003, Supplement No. 8 dated June 15, 2003, Supplement No. 9 dated August 27, 2003, Supplement No. 10 dated September 15, 2003, Supplement No. 11 dated September 25, 2003, Supplement No. 12 dated October 25, 2003, and Supplement No. 13 dated December 11, 2003. When we refer to the “prospectus” in this supplement, we are also referring to any and all supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	Status of the offering of shares in Wells Real Estate Investment Trust, Inc. (Wells REIT);

(2)	Revisions to the “Plan of Distribution” section of the prospectus;

(3)	Revisions to the “Description of Shares-Share Redemption Program” section of the prospectus;

(4)	Revisions to the “Description of Real Estate Investments” section of the prospectus to describe the following acquisitions;

(A)	A five-story office building in Issaquah, Washington (Boeing Seattle Building);

(B)	A three-story office building in Brea, California (Bank of America Orange County Building);

(C)	All of the membership interest in a limited liability company which owns a 45-story office building in Philadelphia, Pennsylvania (1901 Market Street Philadelphia Building);

(D)	A 39-story office building in New York, New York (60 Broad Street New York Building);

(E)	A five-story office building in Cambridge, Massachusetts (1414 Massachusetts Avenue Cambridge Building); and

(F)	A 12-story office building in Tacoma, Washington (Russell Tacoma Building);

(5)	Revisions to the “Management – Affiliated Companies” section of the prospectus;

(6)	Statements of Revenues Over Certain Operating Expenses for the recently acquired Bank of America Orange County Building, the 1901 Market Street Philadelphia Building, and the 60 Broad Street New York Building; and

(7)	Unaudited pro forma financial statements of the Wells REIT reflecting the acquisitions of the Boeing Seattle Building, the Bank of America Orange County Building, the 1901 Market Street Philadelphia Building, the 60 Broad Street New York Building, the 1414 Massachusetts Avenue Cambridge Building, and the Russell Tacoma Building.

Status of the Offering

We commenced our initial public offering of common stock on January 30, 1998, which terminated on December 19, 1999, our second public offering of common stock on December 20, 1999, which terminated on December 19, 2000, and our third public offering of common stock on December 20, 2000, which terminated on July 26, 2002. We received approximately $1.59 billion in aggregate gross offering proceeds from the sale of approximately 159.0 million shares in these three prior public offerings.

Pursuant to the prospectus, we commenced our fourth public offering of $3 billion in shares (300 million shares) of common stock on July 26, 2002. As of January 10, 2004, we had received aggregate gross offering proceeds of approximately $4.7 billion from the sale of approximately 471.7 million shares in all of our public offerings. After payment of approximately $162.9 million in acquisition and advisory fees and acquisition expenses, payment of approximately $508.2 million in selling commissions and organization and offering expenses, and aggregate common stock redemptions of approximately $65.2 million pursuant to our share redemption program, as of January 10, 2004, we had raised aggregate net offering proceeds available for investment in properties of approximately $4.0 billion, substantially all of which has been invested in real estate properties.

We have now exhausted our public shares available for sale to the public, and there are no shares remaining available for sale to the public pursuant to our fourth public offering, exclusive of (1) shares available for sale to current stockholders of the Wells REIT under our dividend reinvestment plan, and (2) shares reserved to complete requests for transfer of asset transactions which were received on or before November 21, 2003.

Plan of Distribution

The following information should be read in conjunction with the “Plan of Distribution—General” section beginning on page 146 of the prospectus.

Of the maximum 30 million shares offered for sale pursuant to our dividend reinvestment plan, as of January 10, 2004, approximately 15.8 million shares had been sold and approximately 14.2 million shares remained available to be sold to our current stockholders through our dividend reinvestment plan. We intend to continue to offer the remaining shares available pursuant to our dividend reinvestment plan until the earlier of (1) the date of sale of all 30 million shares, or (2) the termination of this offering on July 25, 2004.

Description of Shares – Share Redemption Program

The information contained on pages 141-142 in the “Description of Shares – Share Redemption Program” section of the prospectus is revised as of the date of this supplement by the deletion of that section in its entirety and the insertion of the following paragraphs in lieu thereof:

Share Redemption Program

Prior to the time that our shares are listed on a national securities exchange, stockholders of the Wells REIT who have held their shares for at least one year may receive the benefit of limited interim liquidity by presenting for redemption all or any portion of their shares to us at any time in accordance with the procedures outlined herein. At that time, we may, subject to the conditions and limitations described below, redeem the shares presented for redemption for cash to the extent that we have sufficient funds available to us to fund such redemption.

If you have held your shares for the required one-year period, you may redeem your shares for a purchase price equal to the lesser of (1) $10 per share, or (2) the purchase price per share that you actually paid for your shares of the Wells REIT. In the event that you are redeeming all of your shares, shares purchased pursuant to our dividend reinvestment plan may be excluded from the foregoing one-year holding period requirement, in the discretion of our board of directors. In addition, for purposes of the one-year holding period, limited partners of Wells OP who exchange their limited partnership units for shares in the Wells REIT shall be deemed to have owned their shares as of the date they were issued their limited partnership units in Wells OP. In addition, our board of directors has delegated to our officers the right to waive the one-year holding period in the event of the death or bankruptcy of a stockholder or other exigent circumstances.

Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (1) during any calendar year, we will not redeem in excess of 3.0% of the weighted average number of shares outstanding during the prior calendar year; and (2) funding for the redemption of shares will come exclusively from the proceeds we receive from the sale of shares under our dividend reinvestment plan such that in no event shall the aggregate amount of redemptions under our share redemption program exceed aggregate proceeds received from the sale of shares pursuant to our dividend reinvestment plan. In addition, beginning with the calendar year 2004, our board of directors decided to set aside up to 20% of the funds available for redemption during each calendar year for redemptions upon the death of a stockholder, thereby reducing the amount of funds available for other redemption requests.

Beginning with redemption requests received in January 2004, we will redeem shares on the last business day of each month. Requests for redemption must be received at least five business days before that date in order for us to repurchase the shares that month. If we cannot purchase all shares presented for redemption in any month, we will attempt to honor redemption requests on a pro rata basis. We will deviate from pro rata purchases in two minor ways: (1) if a pro rata redemption would result in you owning less than half of the minimum amounts described in the “Suitability Standards” section of this prospectus, then we would redeem all of your shares; and (2) if a pro rata redemption would result in you owning more than half but less than all of the minimum amounts described in the “Suitability Standards” section of this prospectus, then we would not redeem such portion of your shares to the extent it would result in your remaining holdings of our shares to be below the minimum required amounts. Our board of directors reserves the right in its sole discretion upon 30 days notice to (1) change the purchase price for redemptions, (2) reduce the number of shares purchased under the share redemption program, or (3) otherwise amend the terms of or terminate our share redemption program for any reason. (See “Risk Factors – Investment Risks.”).

We cannot guarantee that the funds set aside for our share redemption program will be sufficient to accommodate all requests made in any year or in any given month. If we do not have sufficient funds available, at the time when redemption is requested, you can (1) withdraw your request for redemption, or (2) ask that we honor your request at such time in the future, if any, when sufficient funds become available.

If we do not completely satisfy a stockholder’s redemption request at month-end because the request was not received in time or because of the restrictions on the number of shares we could redeem under the program, we intend to treat the unsatisfied portion of the redemption request as a request for redemption in the following month unless the stockholder withdraws his or her request before the next date for redemptions. A stockholder can withdraw a redemption request upon written notice to the Wells REIT received at least five business days prior to the date for redemption.

Our board of directors can amend, suspend or terminate our share redemption program at any time upon 30 days notice. We will notify you of such developments either (1) by disclosure in the annual or quarterly reports of the Wells REIT filed under the Securities Exchange Act of 1934, or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report filed under the Securities Exchange Act of 1934.

Our share redemption program is only intended to provide interim liquidity for our stockholders until such time, if ever, that a secondary market develops for the shares, at which time the program would terminate. No such market presently exists, and we cannot assure you that any market for your shares will ever develop.

The shares we redeem under our share redemption program will be cancelled, and will be held as treasury stock. We will not resell such shares to the public unless they are first registered with the Securities and Exchange Commission under the Securities Act of 1933 and under appropriate state securities laws or otherwise sold in compliance with such laws.

Description of Real Estate Investments

As of January 10, 2004, we had purchased and own interests in 111 real estate properties located in 26 states, exclusive of properties sold. Below is a description of our recent real property acquisitions.

Boeing Seattle Building

On December 10, 2003, Wells Operating Partnership, L.P. (Wells OP), a Delaware limited partnership formed to acquire, own, lease, and operate real properties on behalf of the Wells REIT, purchased a five-story office building containing approximately 158,000 rentable square feet located on an approximately 5.8-acre tract of land at 22833 SE Black Nugget Road in Issaquah, Washington (Boeing Seattle Building) for a purchase price of approximately $30.0 million, plus closing costs. The Boeing Seattle Building was purchased from Opus Northwest, L.L.C., which is not in any way affiliated with the Wells REIT, Wells OP, or Wells Capital, Inc., our advisor (Advisor). Wells OP previously purchased three properties from Opus Northwest, L.L.C. (the Metris Minnetonka Building, the ADIC Buildings, and the Travelers Express Denver Buildings).

The Boeing Seattle Building, which was built in 2001, is entirely leased under a net lease (i.e., operating costs and maintenance costs are paid by the tenant) to The Boeing Company (Boeing). Boeing is a large aerospace company with corporate headquarters in Chicago, Illinois. Boeing serves customers in approximately 145 countries and has employees in approximately 70 countries worldwide. Boeing reported a net worth, as of September 30, 2003, of approximately $7.4 billion. The current annual base rent payable under the Boeing lease, which expires in 2006, is approximately $3.8 million. In addition, Boeing has the right, at its option, to extend the initial term of its lease for two additional five-year periods.

Bank of America Orange County Building

On December 18, 2003, Wells Brea I, L.P., a Delaware limited partnership whose general partner is a Delaware limited liability company wholly owned by Wells OP, and whose sole limited partner is Wells OP, purchased a three-story office building containing approximately 638,000 rentable square feet located on an approximately 30.6-acre tract of land at 275 Valencia Avenue in Brea, California (Bank of America Orange County Building) for a purchase price of $94.0 million, plus closing costs. The Bank of America Orange County Building was purchased from PIC Realty Corporation (PIC), along with the 1901 Market Street Philadelphia Building described below. PIC is a wholly owned subsidiary of The Prudential Insurance Company of America (Prudential). Neither PIC nor Prudential are in any way affiliated with the Wells REIT, Wells OP, or our Advisor.

The Bank of America Orange County Building, which was built in 1983, is entirely leased under a net lease to Bank of America N.A. (BOA). BOA is a subsidiary of Bank of America Corporation, a bank holding company and financial holding company with corporate headquarters in Charlotte, North Carolina. BOA operates the retail subsidiary banks of Bank of America Corporation, and has full-service branches in approximately 21 states and the District of Columbia. The current annual base rent payable under the BOA lease, which expires in 2009, is approximately $7.6 million. Wells Brea I, L.P., as the landlord, has the right, at its option, to extend the initial term of the BOA lease for one additional three-year period. BOA has the right, at its option, to extend the term of the BOA lease for two additional five-year periods. In addition, BOA has a right of first refusal to purchase the Bank of America Orange County Building should Wells Brea I, L.P. decide to sell the Bank of America Orange County Building in the future. Wells OP and the Registrant have various significant lines of credit with BOA.

1901 Market Street Philadelphia Building

On December 18, 2003, Wells 1901 Market Business Trust, a Delaware statutory trust whose sponsor and beneficial owner is the Wells REIT, purchased all of the membership interest in a Delaware limited liability company (Wells 1901 Market Street LLC) which owns a 45-story office building containing approximately 761,000 rentable square feet located on an approximately 0.8-acre tract of land at 1901 Market Street in Philadelphia, Pennsylvania (1901 Market Street Philadelphia Building) for a purchase price of $174.0 million, plus closing costs. The 1901 Market Street Philadelphia Building was purchased from PIC, along with the Bank of America Orange County Building described above. The $174.0 million purchase price included approximately $160.0 million of debt loaned from Wells OP to Wells 1901 Market Street LLC which was used to pay off the existing indebtedness against the 1901 Market Street Philadelphia Building held by Prudential. The promissory note from Wells 1901 Market Street LLC to Wells OP is secured by an assignment of Wells 1901 Market Business Trust’s membership interest in Wells 1901 Market Street LLC.

The 1901 Market Street Philadelphia Building, which was built in 1990, is entirely leased under a net lease to Independence Blue Cross (Independence). Independence is a health insurance provider with headquarters in the 1901 Market Street Philadelphia Building. Independence offers products in all health care market segments, including managed care, traditional indemnity, Medicare and Medicaid. Independence is an independent licensee of the Blue Cross and Blue Shield Association, the national coordinating body for the nationwide federation of independent Blue Cross and Blue Shield corporations. The current annual base rent payable under the Independence lease, which expires in 2023, is approximately $12.9 million. Independence has the right, at its option, to extend the initial term of the Independence lease for four additional five-year periods.

60 Broad Street New York Building

On December 31, 2003, Wells OP, through Wells 60 Broad Street, LLC, a single-member Delaware limited liability company, purchased a 39-story office building containing approximately 989,000 rentable square feet at 60 Broad Street in New York, New York (60 Broad Street New York Building) for a purchase price of $213.6 million, plus closing costs. The 60 Broad Street New York Building was purchased from 60 Broad Street LLC, an unaffiliated limited liability company among Cogswell Realty Group, L.L.C. and two limited liability companies managed by Lend Lease Real Estate Investments, Inc. (collectively, Cogswell). Cogswell was retained as one of the managers of Wells 60 Broad Street, LLC with authority to perform certain leasing functions. Affiliates of Cogswell Realty Group, L.L.C. will be the on-site property managers of the 60 Broad Street New York Building. In addition, Wells 60 Broad Street, LLC will be required to pay Cogswell an additional amount based on the performance of the 60 Broad Street New York Building.

The 60 Broad Street New York Building, which was completed in 1962 and renovated in 1999, is primarily leased to the State of New York (approximately 46%) and the City of New York (approximately

27%). Approximately 24% of the 60 Broad Street New York Building is leased to 22 additional tenants, and approximately 3% of the 60 Broad Street New York Building is currently vacant.

The State of New York lease serves as the offices for various departments of the State of New York including the Office of Court Administration, the Department of Insurance, and the Division of Housing and Community Renewal. The current annual base rent payable under the State of New York lease, which expires in 2007, is approximately $9.7 million.

The City of New York lease serves as the offices for New York City’s Department of Homeless Services, and the Department of Probation. The current annual base rent payable under the City of New York lease, which expires in 2010, is approximately $6.1 million. In addition, the City of New York, at its option, has the right to extend the initial term of its lease for two additional five-year periods.

The current aggregate annual base rent for the 22 additional tenants in the 60 Broad Street New York Building is approximately $7.5 million. The current weighted average remaining lease term of the 22 tenants is approximately 7 years.

1414 Massachusetts Avenue Cambridge Building

On January 8, 2004, Wells OP purchased a five-story office building containing approximately 78,000 rentable square feet located at 1414 Massachusetts Avenue in Cambridge, Massachusetts (1414 Massachusetts Avenue Cambridge Building) for a purchase price of approximately $42.1 million, plus closing costs. The 1414 Massachusetts Avenue Cambridge Building was purchased from Fleet National Bank (Fleet), which is not in any way affiliated with the Wells REIT, Wells OP, or our Advisor.

The 1414 Massachusetts Avenue Cambridge Building, which was completed in 1873 and completely renovated in 2001, is leased to President and Fellows of Harvard College (Harvard) (approximately 63%) and Fleet (approximately 34%). Approximately 3% of the 1414 Massachusetts Avenue Cambridge Building is currently vacant.

Harvard is one of the leading educational institutions in the United States. Located in Cambridge, Massachusetts, Harvard has an undergraduate program which enrolls over 6,000 students and 10 graduate and professional schools with a total of approximately 12,000 students. Harvard employs approximately 2,000 faculty members and has an endowment which was valued at approximately $18.3 billion at the end of fiscal year 2001. The current annual base rent payable under the Harvard lease, which expires in 2018, is approximately $1.6 million. Harvard has a right of first offer and a right of first refusal to purchase the 1414 Massachusetts Avenue Cambridge Building should Wells OP decide to sell the 1414 Massachusetts Avenue Cambridge Building in the future. In addition, Harvard has the right, at its option, to extend the initial term of its lease for 15 additional five-year periods.

Fleet is the principal banking subsidiary of FleetBoston Financial Corporation (FleetBoston). FleetBoston is a diversified financial services company which provides corporate and retail banking and investment services in New England and throughout the United States. The current annual base rent payable under the Fleet lease, which expires in 2014, is approximately $1.1 million. Fleet has a right of first offer and a right of first refusal to purchase the 1414 Massachusetts Avenue Cambridge Building should Wells OP decide to sell the 1414 Massachusetts Avenue Cambridge Building in the future. In addition, Fleet has the right, at its option, to extend the initial term of its lease for eight additional 10-year periods.

Russell Tacoma Building

On January 9, 2004, Wells OP purchased a 12-story office building containing approximately 225,000 rentable square feet located on an approximately 1.3-acre tract of land at 909 A Street in Tacoma, Washington (Russell Tacoma Building) for a purchase price of approximately $52.0 million, plus closing costs. The Russell Tacoma Building was purchased from Stellar Tacoma LLC and Jonsson Security, LLC, which are not in any way affiliated with the Wells REIT, Wells OP, or our Advisor.

The Russell Tacoma Building, which was built in 1988, is entirely leased under a net lease to Frank Russell Company (Russell). Russell is a global investment services firm which has its corporate headquarters in the Russell Tacoma Building. Russell provides investment services in approximately 35 countries worldwide to retirement plans, foundations, endowments, and investment plans of all types. The current annual base rent payable under the Russell lease, which expires in 2013, is approximately $4.1 million. In addition, Russell has the right, at its option, to extend the initial term of its lease for one additional five-year period.

Property Management

Wells Management Company, Inc. (Wells Management), an affiliate of the Wells REIT and the Advisor, will be paid asset and property management fees in the amount of up to 4.5% of the gross revenues from the Boeing Seattle Building, the Bank of America Orange County Building, the 1901 Market Street Philadelphia Building, the 60 Broad Street New York Building, the 1414 Massachusetts Avenue Cambridge Building, and the Russell Tacoma Building, subject to certain limitations. CRG Management, LLC and CRG Real Estate Services, LLC (collectively, CRG), affiliates of Cogswell, the seller of the 60 Broad Street New York Building, are the current on-site property managers for the 60 Broad Street New York Building. The property management fees payable to CRG will be paid out of or credited against the fees payable to Wells Management. CRG is not affiliated with the Wells REIT, Wells OP, or our Advisor.

Management – Affiliated Companies

The information contained on page 49 in the “Management – Affiliated Companies – IRA Custodian” section of the prospectus is revised as of the date of this supplement by the deletion of that section in its entirety, as Wells Advisors, Inc. is no longer acting as the IRA Custodian for our investors.

Financial Statements

Audited Financial Statements

The statements of revenues over certain operating expenses of the Bank of America Orange County Building, the 1901 Market Street Philadelphia Building, and the 60 Broad Street New York Building for the year ended December 31, 2002, which are included in this supplement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Unaudited Financial Statements

The statements of revenues over certain operating expenses of the Bank of America Orange County Building, the 1901 Market Street Philadelphia Building, and the 60 Broad Street New York Building for the nine months ended September 30, 2003, which are included in this supplement, have not been audited.

The pro forma balance sheet of the Wells REIT, as of September 30, 2003, the pro forma statement of income for the year ended December 31, 2002, and the pro forma statement of income for the nine months ended September 30, 2003, which are included in this supplement, have not been audited.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

AND SUBSIDIARIES

Report of Independent Auditors

Shareholders and Board of Directors

Wells Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the Bank of America Orange County Building for the year ended December 31, 2002. This statement is the responsibility of the Bank of America Orange County Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the Bank of America Orange County Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the Bank of America Orange County Building for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 29, 2003

Bank of America Orange County Building

Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

(in thousands)

	2003	2002
	(Unaudited)
Rental revenues	$5,517	$7,356
Operating expenses	0	0

Revenues over certain operating expenses	$5,517	$7,356

See accompanying notes.

Bank of America Orange County Building

Notes to Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

1. Description of Real Estate Property Acquired

On December 18, 2003, Wells Operating Partnership, L.P. (“Wells OP”), through a wholly owned subsidiary, acquired the Bank of America Orange County Building, a three-story office building containing approximately 638,000 square feet located in Brea, California, from PIC Realty Corporation. Total consideration for the acquisition was approximately $94 million. Wells OP is a Delaware limited partnership formed to acquire, own, lease, operate, and manage real properties on behalf of Wells Real Estate Investment Trust, Inc., a Maryland corporation. As the sole general partner of Wells OP, Wells Real Estate Investment Trust, Inc. possesses full legal control and authority over the operations of Wells OP.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest, and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the Bank of America Orange County Building after its acquisition by Wells OP.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the term of the related lease. The excess of rental income recognized over the amounts due pursuant to the lease term is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $0.3 million for the year ended December 31, 2002 and decreased revenue by approximately $0.2 million for the nine months ended September 30, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The Bank of America Orange County Building is 100% leased to Bank of America NA (“Bank of America”) under a net lease (“Bank of America Lease”). Under the Bank of America Lease, Bank of America is required to pay directly to service provider, governmental agency and/or vendor all costs and expenses attributable to the premises including, but not limited to, all real estate taxes, special and general assessments, insurance premiums, utilities and maintenance and repair costs.

Bank of America Orange County Building

Notes to Statements of Revenues Over Certain Operating Expenses (continued)

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2003	$7,574
2004	7,574
2005	7,574
2006	7,574
2007	8,141
Thereafter	13,065

$51,502

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2003 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Shareholders and Board of Directors

Wells Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the 1901 Market Street Philadelphia Building for the year ended December 31, 2002. This statement is the responsibility of the 1901 Market Street Philadelphia Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the 1901 Market Street Philadelphia Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the 1901 Market Street Philadelphia Building for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 29, 2003

1901 Market Street Philadelphia Building

Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

(in thousands)

	2003	2002
	(Unaudited)
Rental revenues	$10,750	$14,333
Operating expenses	0	0

Revenues over certain operating expenses	$10,750	$14,333

See accompanying notes.

1901 Market Street Philadelphia Building

Notes to Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

1. Description of Real Estate Property Acquired

On December 18, 2003, Wells 1901 Market Business Trust, a Delaware statutory trust, acquired from PIC Realty Corporation all of the membership interests in PRU 1901 Market L.L.C., a Delaware limited liability company that owns the 1901 Market Street Philadelphia Building, a 45-story office building containing approximately 761,000 square feet located in Philadelphia, Pennsylvania. Total consideration for the acquisition was approximately $174 million. Wells Real Estate Investment Trust, Inc. (“Wells REIT”), a Maryland corporation, is the sponsor and beneficial owner of Wells 1901 Market Business Trust. As the sponsor and beneficial owner, Wells REIT possesses full legal control and authority over the operations of Wells 1901 Market Business Trust.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical expenses that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest, and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the 1901 Market Street Philadelphia Building after its acquisition by Wells 1901 Market Business Trust.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the term of the related lease. The excess of rental income recognized over the amounts due pursuant to the lease term is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable increased revenue by approximately $1.4 million for the year ended December 31, 2002 and approximately $0.9 million for the nine months ended September 30, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Description of Leasing Arrangements

The 1901 Market Street Philadelphia Building is 100% leased to Independence Blue Cross under a net lease (“Independence Blue Cross Lease”). Under the Independence Blue Cross Lease, Independence Blue Cross is required to pay directly to service provider, governmental agency and/or vendor all costs and expenses attributable to the premises including, but not limited to, all real estate taxes, special and general assessments, insurance premiums, utilities and maintenance and repair costs.

1901 Market Street Philadelphia Building

Notes to Statements of Revenues Over Certain Operating Expenses (continued)

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2003	$12,899
2004	12,899
2005	12,899
2006	13,056
2007	15,766
Thereafter	236,983

$304,502

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2003 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

Report of Independent Auditors

Shareholders and Board of Directors

Wells Real Estate Investment Trust, Inc.

We have audited the accompanying statement of revenues over certain operating expenses of the 60 Broad Street New York Building for the year ended December 31, 2002. This statement is the responsibility of the 60 Broad Street New York Building’s management. Our responsibility is to express an opinion on this statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues over certain operating expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues over certain operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues over certain operating expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues over certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2, and is not intended to be a complete presentation of the 60 Broad Street New York Building’s revenues and expenses.

In our opinion, the statement of revenues over certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 of the 60 Broad Street New York Building for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Atlanta, Georgia

January 13, 2004

60 Broad Street New York Building

Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

(in thousands)

	2003	2002
	(Unaudited)
Revenues:
Base rent	$17,103	$22,196
Tenant reimbursements	2,579	3,227
Other revenues	524	1,190

Total revenues	20,206	26,613
Expenses:
Utilities	2,129	2,414
Repairs and maintenance	1,428	2,167
Cleaning	1,348	1,699
Real estate taxes	2,300	1,679
Security	532	793
Other operating expenses	894	633
Administrative	358	575

Total expenses	8,989	9,960

Revenues over certain operating expenses	$11,217	$16,653

See accompanying notes.

60 Broad Street New York Building

Notes to Statements of Revenues Over Certain Operating Expenses

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

1. Description of Real Estate Property Acquired

On December 31, 2003, Wells Operating Partnership, L.P. (“Wells OP”), through a wholly owned subsidiary, acquired the 60 Broad Street New York Building, a 39-story office building containing approximately 989,000 square feet located in New York, New York, from 60 Broad Street LLC. Total consideration for the acquisition was approximately $213.6 million. Wells OP is a Delaware limited partnership formed to acquire, own, lease, operate, and manage real properties on behalf of Wells Real Estate Investment Trust, Inc., a Maryland corporation. As the sole general partner of Wells OP, Wells Real Estate Investment Trust, Inc. possesses full legal control and authority over the operations of Wells OP.

2. Basis of Accounting

The accompanying statements of revenues over certain operating expenses are presented in conformity with accounting principles generally accepted in the United States and in accordance with the applicable rules and regulations of the Securities and Exchange Commission for real estate properties acquired. Accordingly, the statements exclude certain historical amounts that are not comparable to the proposed future operations of the property such as certain ancillary income, amortization, depreciation, interest, and corporate expenses. Therefore, the statements will not be comparable to the statements of operations of the 60 Broad Street New York Building after its acquisition by Wells OP.

3. Significant Accounting Policies

Rental Revenues

Rental revenue is recognized on a straight-line basis over the term of the related lease. The excess of rental income recognized over the amounts due pursuant to the lease term is recorded as straight-line rent receivable. The adjustment to straight-line rent receivable decreased revenue by approximately $0.1 million for the year ended December 31, 2002 and $0.3 million for the nine months ended September 30, 2003.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

60 Broad Street New York Building

Notes to Statements of Revenues Over Certain Operating Expenses (continued)

For the year ended December 31, 2002

and the nine months ended September 30, 2003 (unaudited)

4. Description of Leasing Arrangements

The office and retail space is leased to tenants under leases with terms that vary in length. Certain leases contain reimbursement clauses and renewal options. 60 Broad Street LLC’s interests in all lease agreements were assigned to Wells OP upon its acquisition of the 60 Broad Street New York Building.

5. Future Minimum Rental Commitments

Future minimum rental commitments for the years ended December 31 are as follows (in thousands):

2003	$23,110
2004	23,407
2005	23,362
2006	23,395
2007	23,138
Thereafter	41,764

$158,176

Two tenants, The People of the State of New York and The City of New York, contributed approximately 41% and 28%, respectively, of rental income for the year ended December 31, 2002. Subsequent to December 31, 2002, these tenants will contribute approximately 31% and 30%, respectively, of the future minimum rental income of those leases in place as of that date.

6. Interim Unaudited Financial Information

The statement of revenues over certain operating expenses for the nine months ended September 30, 2003 is unaudited, however, in the opinion of management, all adjustments (consisting solely of normal, recurring adjustments) necessary for the fair presentation of the financial statement for the interim period have been included. The results of the interim period are not necessarily indicative of the results to be obtained for a full fiscal year.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

SUMMARY OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS

This pro forma information should be read in conjunction with the financial statements and notes of Wells Real Estate Investment Trust, Inc., a Maryland Corporation (the “Wells REIT”), included in its annual report on Form 10-K for the year ended December 31, 2002 and its quarterly report on Form 10-Q for the nine months ended September 30, 2003. In addition, this pro forma information should be read in conjunction with the financial statements and notes of certain acquired properties included in various Form 8-Ks previously filed.

The following unaudited pro forma balance sheet as of September 30, 2003 has been prepared to give effect to the fourth quarter 2003 acquisitions of the IBM Portland Buildings; the 4250 N. Fairfax Arlington Building; Wells Washington Properties, Inc., a Maryland corporation qualifying as a real estate investment trust that commenced operations on September 17, 2002, and the Boeing Seattle Building by Wells Operating Partnership, L.P. (“Wells OP”), the Leo Burnett Chicago Building by Wells 35 W. Wacker, LLC, of which Wells OP is the sole member, the Bank of America Orange County Building by Wells Brea I, L.P., whose general partner is a Delaware limited liability company wholly owned by Wells OP; the 1901 Market Street Philadelphia Building by Wells 1901 Market Business Trust, of which Wells REIT is the sponsor and beneficial owner (the “Other Recent Acquisitions”); the 1414 Massachusetts Avenue Cambridge Building and the Russell Tacoma Building by Wells OP;and the 60 Broad Street New York Building by Wells 60 Broad Street LLC, of which Wells OP is the sole member (collectively, the “Recent Acquisitions”), as if the acquisitions occurred on September 30, 2003.

Wells OP is a Delaware limited partnership that was organized to own and operate properties on behalf of Wells REIT. As the sole general partner of Wells OP, Wells REIT possesses full legal control and authority over the operations of Wells OP. Accordingly, the accounts of Wells OP are consolidated with those of Wells REIT.

The following unaudited pro forma statement of income for the nine months ended September 30, 2003 has been prepared to give effect to the first quarter 2003 acquisitions of the East Point Cleveland Buildings and the 150 West Jefferson Detroit Building; the second quarter 2003 acquisitions of the Citicorp Englewood Cliffs, NJ Building, the US Bancorp Minneapolis Building, the Aon Center Chicago Building, the GMAC Detroit Building, and the IBM Reston Buildings; the third quarter 2003 acquisitions of the ISS Atlanta III Building, the Lockheed Martin Rockville Buildings, the Cingular Atlanta Building, the Applera Pasadena Building, the Continental Casualty Orange County Building, the Polo Ralph Lauren Newark Building, the Aventis Northern NJ Building, the 1901 Main Irvine Building, and the AIU Chicago Building (collectively, the “2003 Acquisitions”); the Recent Acquisitions and the disposition of the Cort Furniture Building as if the acquisitions and disposition occurred on January 1, 2002. The unaudited pro forma statement of income for the nine months ended September 30, 2003 has been prepared to give effect to the acquisition of the Wells Washington Properties, Inc. as if the acquisition occurred on September 17, 2002.

The following unaudited pro forma statement of income for the year ended December 31, 2002 has been prepared to give effect to the 2002 acquisition of the Vertex Sarasota Building (formerly, the Arthur Andersen Building), the Transocean Houston Building, the Novartis Atlanta Building, the Dana Corporation Buildings, the Travelers Express Denver Buildings, the Agilent Atlanta Building, the BellSouth Ft. Lauderdale Building, the Experian/TRW Buildings, the Agilent Boston Building, the TRW Denver Building, the MFS Phoenix Building, the ISS Atlanta Buildings, the PacifiCare San Antonio Building, the BMG Greenville Buildings, the Kraft Atlanta Building, the Nokia Dallas Buildings, the

Harcourt Austin Building, the IRS Long Island Buildings, the KeyBank Parsippany Building, the Allstate Indianapolis Building, the Federal Express Colorado Springs Building, the EDS Des Moines Building, the Intuit Dallas Building, the Daimler Chrysler Dallas Building, the NASA Buildings, the Caterpillar Nashville Building, the Capital One Richmond Buildings, the John Wiley Indianapolis Building, and the Nestle Los Angeles Building (collectively, the “2002 Acquisitions”); the 2003 Acquisitions; the Recent Acquisitions and the disposition of the Cort Furniture Building as if the acquisitions and disposition occurred on January 1, 2002. The unaudited pro forma statement of income for the year ended December 31, 2002 has been prepared to give effect to the acquisition of the Wells Washington Properties, Inc. as if the acquisition occurred on September 17, 2002. The Kerr-McGee Property, the AmeriCredit Phoenix Property, the ISS Atlanta III Building and the Continental Casualty Orange County Building had no operations during the year ended December 31, 2002.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the 2002 Acquisitions, 2003 Acquisitions, the Recent Acquisitions, and the disposition of the Cort Furniture Building been consummated as of January 1, 2002. In addition, the pro forma balance sheet includes allocations of the purchase price for certain acquisitions based upon preliminary estimates of the fair value of the assets and liabilities acquired. Therefore, these allocations may be adjusted in the future upon finalization of these preliminary estimates.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA BALANCE SHEET

SEPTEMBER 30, 2003

(in thousands, except share amounts)

(Unaudited)

ASSETS

	Wells Real Estate Investment Trust, Inc. (a)	Pro Forma Adjustments								Pro Forma Total
		Recent Acquisitions
		Other		60 Broad Street New York		1414 Massachusetts Avenue Cambridge		Russell Tacoma
REAL ESTATE ASSETS, at cost:
Land	$393,014	$179,438	(b)	$32,040	(b)	$4,210	(b)	$1,400	(b)	$615,475
		5,129	(c)	244	(c)	0		0

Buildings, less accumulated depreciation of $136,835 at September 30, 2003	2,777,415	597,715	(b)	137,168	(b)	28,449	(b)	37,947	(b)	3,599,163
		19,426	(c)	1,043	(c)	0		0

Intangible lease assets, net	120,873	153,833	(b)	36,578	(b)	7,587	(b)	10,119	(b)	333,945
		4,677	(c)	278	(c)	0		0

Construction in progress	943	0		0		0		0		943

Total real estate assets	3,292,245	960,218		207,351		40,246		49,466		4,549,526

INVESTMENT IN JOINT VENTURES	104,098	0		0		0		0		104,098

CASH AND CASH EQUIVALENTS	180,641	(694,222	) (b)	(39,931	) (b)	(2,000	) (b)	(1,000	) (b)	88,593
		671,513	(d)
		(26,408	) (e)

RENT RECEIVABLE	35,889	19,768	(b)	0		0		0		55,657

DEFERRED PROJECT COSTS	5,724	(30,497	) (c)	(1,635	) (c)	0		0		0
		26,408	(e)

DUE FROM AFFILIATES	2,083	0		0		0		0		2,083

PREPAID EXPENSES AND OTHER ASSETS, NET	17,657	3,083	(b)	0		0		0		20,755
		15	(c)

DEFERRED LEASE ACQUISITION COSTS, NET	49,198	40,537	(b)	9,145	(b)	1,897	(b)	2,530	(b)	104,627
		1,250	(c)	70	(c)	0		0

INVESTMENT IN BONDS	54,500	0		0		0		0		54,500

Total assets	$3,742,035	$971,665		$175,000		$40,143		$50,996		$4,979,839

(in thousands, except share amounts)

	Wells Real Estate Investment Trust, Inc. (a)	Pro Forma Adjustments								Pro Forma Total
		Recent Acquisitions
		Other		60 Broad Street New York		1414 Massachusetts Avenue Cambridge		Russell Tacoma
LIABILITIES:
Borrowings	$213,779	$277,662	(b)	$175,000	(b)	$40,143	(b)	$50,996	(b)	$757,580
Obligations under capital lease	54,500	0		0		0		0		54,500
Intangible lease liability	44,713	0		0		0		0		44,713
Accounts payable and accrued expenses	54,531	22,399	(b)	0		0		0		76,930
Due to affiliate	10,188	0		0		0		0		10,188
Dividends payable	11,179	0		0		0		0		11,179
Deferred rental income	24,559	91	(b)	0		0		0		24,650

Total liabilities	413,449	300,152		175,000		40,143		50,996		979,740

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common shares, $.01 par value; 750,000,000 shares authorized, 396,036,430 shares issued and 389,829,812 outstanding at September 30, 2003	3,960	754	(d)	0		0		0		4,714
Additional paid in capital	3,527,007	670,759	(d)	0		0		0		4,197,766
Cumulative distributions in excess of earnings	(140,315)	0		0		0		0		(140,315)

Treasury stock, at cost, 6,206,618 shares at September 30, 2003	(62,066)	0		0		0		0		(62,066)
Other comprehensive loss	0	0		0		0		0		0

Total shareholders’ equity	3,328,586	671,513		0		0		0		4,000,099

Total liabilities and shareholders’ equity	$3,742,035	$971,665		$175,000		$40,143		$50,996		$4,979,839

(a)	Historical financial information derived from quarterly report on Form 10-Q.

(b)	Reflects Wells Real Estate Investment Trust, Inc.’s purchase price for the assets, land, building and liabilities assumed, net of any purchase price adjustments.

(c)	Reflects deferred project costs applied to the land and building at approximately 4.094% of the cash paid for purchase.

(d)	Reflects capital raised through issuance of additional shares subsequent to September 30, 2003 through Russell Tacoma acquisition date of January 9, 2003, net of organizational and offering costs, commissions and dealer-manager fees.

(e)	Reflects deferred project costs capitalized as a result of additional capital raised described in note (d) above.

The accompanying notes are an integral part of this statement.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2002

(in thousands, except per share amounts)

(Unaudited)

	Wells Real Estate Investment Trust, Inc. (a)	Pro Forma Adjustments
						Recent Acquisitions
		2002 Acquisitions		2003 Acquisitions		Other		60 Broad Street New York		1414 Massachusetts Avenue Cambridge		Russell Tacoma		Dispositions		Pro Forma Total
REVENUES:
Rental income	$107,526	$101,006	(b)	$97,310	(b)	$49,99	(b)	$18,615	(b)	$2,520	(b)	$2,960	(b)	$0		$379,926
Tenant reimbursements	18,992	9,584	(c)	56,686	(c)	23,473	(c)	3,227	(c)	815		0		0		112,777
Equity in income of joint ventures	4,700	588	(d)	(1,130	) (d)	0		0		0		0		(237	) (i)	3,921
Lease termination income	1,409	0		0		0		0		0		0		0		1,409
Interest and other income	7,001	0		0		0		0		0		0		0		7,001

	139,628	111,178		152,866		73,462		21,842		3,335		2,960		(237)		505,034

EXPENSES:
Depreciation	38,780	35,737	(e)	41,472	(e)	20,927	(e)	5,528	(e)	1,138	(e)	1,518	(e)	0		145,100
Interest expense	4,638	9,657	(f)	28,394	(f)	6,024	(f)	6,983	(f)	1,682	(f)	2,035	(f)	0		59,413
Property operating costs	26,949	25,244	(g)	76,946	(g)	28,007	(g)	9,708	(g)	815	(g)	0		0		167,669
Management and leasing fees	5,155	3,196	(h)	7,561	(h)	3,855	(h)	1,248		174	(h)	179	(h)	0		21,368
Amortization of deferred leasing costs	0	0		5,188	(j)	4,002	(j)	1,474	(j)	132	(j)	255	(j)	0		11,051
General and administrative	3,244	0		0		0		0		0		0		0		3,244
Legal and accounting	1,008	0		0		0		0		0		0		0		1,008

	79,774	73,834		59,561		62,815		24,941		3,941		3,987		0		408,853

NET INCOME	$59,854	$37,344		$(6,695)		$10,647		$(3,099)		$(606)		$(1,027)		$(237)		$96,181

EARNINGS PER SHARE, basic and diluted	$0.41															$0.21

WEIGHTED AVERAGE SHARES, basic and diluted	145,633															465,282

(a)	Historical financial information derived from annual report on Form 10-K.

(b)	Rental income is recognized on a straight-line basis.

(c)	Consists of operating costs reimbursements.

(d)	Reflects Wells Real Estate Investment Trust, Inc.’s equity in income of the Wells Fund XIII-REIT Joint Venture related to the John Wiley Indianapolis Building and the AIU Chicago Building. The pro forma adjustment results from rental revenues less operating expenses, management fees and depreciation.

(e)	Depreciation expense is recognized using the straight-line method and a 25-year life.

(f)	Represents interest expense on lines of credit used to acquire assets, which bore interest at approximately 3.99% for the year ended December 31, 2002, interest expense on loan used to acquire the Aon Center Chicago Building, which bore interest at approximately 4.858% for the year ended December 31, 2002 and assumed mortgages on the BMG Greenville Buildings, Nestle Los Angeles Building, Leo Burnett Chicago Building and Wells Washington Properties, which bore interest at approximately 8.5%, 8%, 3.39%, 7.25% and 4.4% for the year ended December 31, 2002, respectively.

(g)	Consists of operating expenses.

(h)	Management and leasing fees are generally calculated at 4.5% of rental income and tenant reimbursements.

(i)	Reflects Wells Real Estate Investment Trust, Inc.’s equity in income of Wells/Orange County Associates related to the Cort Furniture Building. The pro forma adjustment results from gross revenues less operating expenses, management fees, administrative costs, depreciation and amortization.

(j)	Amortization of deferred leasing costs is recognized using the straight-line method over the lives of the respective leases.

The accompanying notes are an integral part of this statement.

WELLS REAL ESTATE INVESTMENT TRUST, INC.

PRO FORMA STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

(in thousands, except per share amounts)

(Unaudited)

	Wells Real Estate Investment Trust, Inc. (a)	Pro Forma Adjustments
				Recent Acquisitions
		2003 Acquisitions		Other		60 Broad Street New York		1414 Massachusetts Avenue Cambridge		Russell Tacoma		Dispositions		Pro Forma Total
REVENUES:
Rental income	$202,196	$42,882	(b)	$52,256	(b)	$14,048	(b)	$1,890	(b)	$2,277	(b)	$0		$315,549
Tenant reimbursements	51,531	20,153	(c)	18,113	(c)	2,579	(c)	478	(c)	0		0		92,854
Equity in income of joint ventures	3,493	(81	) (d)	0		0		0		0		(176	) (e)	3,236
Interest and other income	3,445	0		0		0		0		0		0		3,445

	260,665	62,954		70,369		16,627		2,368		2,277		(176)		415,084

EXPENSES:
Depreciation	73,241	15,666	(f)	18,429	(f)	4,146	(f)	854	(f)	1,138	(f)	0		113,474
Property operating costs	75,602	29,686	(g)	26,629	(g)	8,795	(g)	478	(g)	0		0		141,190
Asset and property management and leasing fees	9,060	3,253	(h)	3,686	(h)	947		124	(h)	137	(h)	0		17,207
Amortization of deferred leasing costs	1,244	3,171	(i)	3,688	(i)	1,106	(i)	99	(i)	191	(i)	0		9,499
General and Administrative	4,171	0		0		0		0		0		0		4,171
Interest expense	11,178	9,106	(j)	7,522	(j)	4,043	(j)	974	(j)	1,178	(j)	0		34,001

	174,496	60,882		59,954		19,037		2,529		2,644		0		319,542

NET INCOME	$86,169	$2,072		$10,415		$(2,410)		$(161)		$(367)		$(176)		$95,542

EARNINGS PER SHARE, basic and diluted	$0.30													$0.21

WEIGHTED AVERAGE SHARES, basic and diluted	289,521													465,282

(a)	Historical financial information derived from quarterly report on Form 10-Q.

(b)	Rental income is recognized on a straight-line basis.

(c)	Consists of operating costs reimbursements.

(d)	Reflects Wells Real Estate Investment Trust, Inc.’s equity in income of the Wells Fund XIII-REIT Joint Venture related to the AIU Chicago Building. The pro forma adjustment results from rental revenues less operating expenses, management fees and depreciation.

(e)	Reflects Wells Real Estate Investment Trust, Inc.’s equity in income of Wells/Orange County Associates related to the Cort Furniture Building. The pro forma adjustment results from gross revenues less operating expenses, management fees, administrative costs, depreciation and amortization.

(f)	Depreciation expense is recognized using the straight-line method and a 25-year life.

(g)	Consists of operating expenses.

(h)	Management and leasing fees are generally calculated at 4.5% of rental income and tenant reimbursements.

(i)	Amortization of deferred leasing costs is recognized using the straight-line method over the lives of the respective leases.

(j)	Represents interest expense on lines of credit used to acquire assets, which bore interest at approximately 3.08% for the nine months ended September 30, 2003 and interest expense on loan used to acquire the Aon Center Chicago Building, which bore interest at approximately 4.17% for the nine months ended September 30, 2003 and assumed mortgages on the Leo Burnett Chicago Building and Wells Washington Properties, which bore interest at approximately 7.25% and 4.4% for nine months ended September 30, 2003.

The accompanying notes are an integral part of this statement.